         EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
              (In Thousands Except Per Share Amounts - Unaudited)


                                            Nine Months Ended August 31,      Three Months Ended August 31,
                                          ------------------------------    ---------------------------------
                                               1996             1995             1996               1995
                                          --------------   -------------    ---------------     -------------
PRIMARY:
Net income (loss)                         $      (81,129)  $       11,139   $        13,267   $        6,863
                                          ==============   ==============   ===============   ==============
 Weighted average common shares
   outstanding                                    35,975           32,385            38,868           32,391
 Weighted average Series B convertible
   preferred shares(1)                             2,884            6,500                 -            6,500
Common share equivalents:
   Stock options                                     853              883               924              927
                                          --------------    -------------   ---------------    -------------
                                                  39,712           39,768            39,792           39,818
                                          ==============   ==============   ===============   ==============
PRIMARY EARNINGS (LOSS) PER SHARE(2)      $        (2.04)  $          .28   $           .33   $          .17
                                          ==============   ==============   ===============   ==============
FULLY DILUTED:

Net Income (loss)                         $      (81,129)  $       11,139   $        13,267   $        6,863
                                          ==============   ==============   ===============   ==============
 Weighted average common shares
   outstanding                                    35,975           32,385            38,868           32,391
 Weighted average Series B convertible
   preferred shares(1)                             2,884            6,500                 -            6,500
Common share equivalents:
   Stock options                                     853              883               924              927
                                          --------------   --------------   ---------------   --------------
                                                  39,712           39,768            39,792           39,818
                                          ==============   ==============   ===============   ==============
FULLY DILUTED EARNINGS (LOSS)
    PER SHARE(2)(3)                       $        (2.04)   $         .28   $           .33   $          .17
                                          ==============   ==============   ===============   ==============





__________________________________

(1) Each of the 1,300 Series B convertible preferred shares were convertible into five shares of common stock. On the mandatory conversion date of April 1, 1996, each of the Company's 6,500 depositary shares, each representing 1/5 of a Series B convertible preferred share, was converted into one share of the Company's common stock.

(2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both a primary and fully diluted loss per share of $2.34 for the nine months ended August 31, 1996 and primary and fully diluted earnings per share of $.11 for the nine months ended August 31, 1995. While this computation is not applicable for the third quarter of 1996 due to the conversion of the Series B convertible preferred shares into common stock, the same computation would have resulted in primary and fully diluted earnings per share of $.13 for the three months ended August 31, 1995.

(3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.


                                       21